Exhibit 99.1

FOR RELEASE: Thursday, January 24 at 4:00 am Pacific

Media Contact:	Chuck DeVore Vice President, Communications (949) 975-1487

SM&A Name Reemerges, Company Focus: Growing Core Services

NEWPORT BEACH, Calif., January 24, 2002 — About a year and half after changing its name from SM&A Corporation to Emergent Information Technologies, Inc. (Nasdaq:EITI — news) to reflect its ongoing acquisition strategy, the Newport Beach, California-based company announced it was reassuming its old name: SM&A. The company recently concluded the sale of its government services division to L-3 Communications (NYSE:LLL — news), enabling it to retire all of its long-term debt and focus on its core business — providing end-to-end competition management, management consulting, and program execution support services.

Steven Myers, SM&A chairman and CEO, said, “The Emergent name no longer had value. SM&A is our sole focus. We are all concentrating on the future of our business: growing revenue and improving profitability by helping our clients become successful. This year marks our 20th year in business, and while the Emergent experience left us all a little older and wiser, it feels good to return to our roots.”

Tom Amrhein, SM&A president and general manager, said, “Eliminating the Emergent name reduces confusion and reinforces the SM&A ‘Success Makers’ brand in the eyes of our clients.”

Cathy Wood, SM&A’s chief financial officer, said, “The effort and costs associated with this name change will be minimal. In 2000 we created the Emergent name and brand to accommodate a developing business strategy. Now, we are simply reasserting the core SM&A brand that was always there.”

The company said it had reserved its original NASDAQ ticker symbol, WINS, and may begin trading under its original symbol on or about January 29th, the fourth anniversary of its initial public offering. An announcement of the symbol change will be made on the trading day prior to the change.

SM&A’s web site, www.SMAWINS.com, remained independent throughout the development of the company and will soon become the company’s only Internet presence. The company’s Emergent web site, www.Emergent-IT.com, will continue to operate for a few more weeks.

About SM&A

SM&A is the world’s leading provider of competition management services. SM&A provides high-value management consulting services, program management and systems engineering support services. SM&A’s more than 250 program managers, systems engineers, and other technical experts support major industrial customers in the aerospace, defense and information technology sectors. Since 1982, SM&A has managed more than 500 proposals worth more than $185 billion for its clients and has achieved an 85% win rate on awarded contracts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

Statements herein concerning the Company’s growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure set forth under the caption “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2000 and the 10-Q for the period ended September 30, 2001, for additional information regarding risks affecting the Company’s financial condition and results of operations.